Exhibit A

                               REGAL-BELOIT CORPORATION

                                1998 STOCK OPTION PLAN


1. PURPOSES. The purpose of the 1998 Stock Option Plan (the "1998 Plan") is to provide, on a basis competitive with industry practices, long-term incentives through stock grants (the "Grants") to Directors, Officers, key executives and other management employees of Regal-Beloit Corporation and its subsidiaries (the "Company"), in order to assist the Company in attracting and retaining experienced and capable Directors, Officers, key executives and other management employees and to associate the interest of such persons with those of the Company's Shareholders.

2. EFFECTIVE DATE. The 1998 Plan is effective as of April 21, 1998, subject to the approval by the holders of at least a majority of the outstanding shares of the Company's Common Stock, present, or represented, and entitled to vote at the 1998 Annual Meeting of Shareholders. Grants may be made under the 1998 Plan on and after its effective date.

3. SHARES OF STOCK SUBJECT TO THE 1998 PLAN. The shares that may be delivered or purchased or used for reference purposes under the 1998 Plan shall not exceed an aggregate of 1,000,000 shares of the Company's
       Common Stock, $0.01 par value, subject to adjustment as provided in
       Section 19. The Committee may make any other type of Grant which it shall determine is consistent with the objectives and limitations of the 1998 Plan.

4. ADMINISTRATION OF THE 1998 PLAN. The 1998 Plan shall be administered by the Board of Directors of the Company or a Committee comprised of two or more Non-Employee Directors, (hereinafter collectively called
       "the Committee"). The Committee shall have all the powers vested in it by the terms of the 1998 Plan, such powers to include exclusive authority (within the limits described herein) to select the eligible Participants (as hereinafter defined) to receive Grants under the 1998 Plan, to determine the type, size and terms of Grants to be made to each Participant selected, to determine the time when Grants will be granted and to establish objectives and conditions, if any, relating to such Grants. The Committee shall have full power and authority to administer and interpret the 1998 Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the 1998 Plan and to make all other determinations which the Committee deems necessary or advisable. The Committee's interpretation of the 1998 Plan and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its Shareholders and Participants in the 1998 Plan.

       In administering the 1998 Plan, the term "Committee" shall mean exclusively the Board of Directors where appropriate when interpreting the 1998 Plan as it pertains to Non-Employee Directors. "Non-Employee Directors" means those Outside Directors who are not officers or employees of the Company.

5. ELIGIBLE PARTICIPANTS. The persons eligible to participate in the 1998 Plan shall be all Directors, Officers, key executives and other management employees of the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company (the "Participants").

6.     NON-EMPLOYEE DIRECTOR GRANTS.

     a. (i) The 1998 Plan shall supersede the 1991 Flexible Stock Incentive Plan, as amended, as to Non-Employee Director grants only, effective April 21, 1998.

          (ii) Under the 1998 Plan, each individual Non-Employee Director will be annually granted stock options, Stock Appreciation Rights or any combination thereof of shares of Common Stock at 100 percent (100%) of the fair market value as of the date corresponding to the Annual Shareholders' Meeting. For the years 1998 and 1999, each individual Non-Employee Director shall be granted 800 shares of Common Stock. For the years 2000 and 2001, each individual Grant will be increased to 900 shares. For the years 2002 through 2008, each individual Grant will be increased to 1,000 shares. However, the first Grant to each Non-Employee Director who is initially elected as a Non-Employee Director or is initially appointed subsequent to the date of the Annual Shareholders' Meeting of the Company and prior to the date of the next succeeding Annual Shareholders' Meeting, shall be three (3) times the number of shares granted to each individual Non-Employee Director during such applicable year at 100 percent (100%) of the fair market value at the closing sale price on the date that he or she becomes a director of the Company.

     b. The right to exercise any Grant given to Non-Employee Directors shall vest immediately upon Grant. Unexercised Grants to Non-Employee Directors shall terminate the earlier of ten (10) years after the date of Grant or ninety (90) days after the Non-Employee Director ceases to be a member of the Company's Board of Directors, unless terminated for Cause as provided in Section 18.

     c. In all other respects, Grants to a Non-Employee Director under the Plan shall be controlled by the terms and conditions of the 1998 Plan and the rules, regulations, agreements, guidelines, instruments and interpretations issued by the Committee, except where inconsistent with the limitations set forth in this Section 6 of the 1998 Plan.

  7. GRANTS.

     a. Types. Grants under the 1998 Plan shall be made with reference to shares of the Company's Common Stock and may include, but need not be limited to Incentive Stock Options ("ISO"), Nonqualified Stock Options ("NSO"), Restricted Stock, Deferred Stock, Stock Appreciation Rights or any combination thereof.

     b.   Vesting.

          (i) The Committee, in its sole discretion, shall determine any vesting (i.e., exercisability) requirements applicable to each Grant.

          (ii) The Committee may also determine that all or a portion of a payment of Grants other than ISOs and NSOs to a Participant under the 1998 Plan, whether it is to be made in cash, shares of the Company's Common Stock or a combination thereof, shall be vested at such times and upon such terms as may be selected by it in its sole discretion.

     c. Price. The option price per share of each option granted shall be established by the Committee except that the option price shall not be less than 100 percent (100%) of the fair market value of the stock at the closing sale price on the date the option is granted. If there is no sale on the date of Grant, the fair market value of the stock shall be the closing sale price of the stock on the preceding business day on which the Company's Common Stock was traded.

     d. Performance Goals. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it in its sole discretion, using such measures of the performance of the Company as it may select.

     e. Guidelines. The Committee may adopt from time to time written policies implementing the 1998 Plan. Such policies may include, but need not be limited to the type, size and term of Grants to be made to Participants and the conditions for payment of such Grants.

     f. Maximum Grants. Participants may be granted multiple Grants under the 1998 Plan. However, no one Participant shall be granted a Grant if immediately after such Grant he or she is the owner or would be deemed to be the owner of more than 10 percent (10%) of the total combined voting power of all classes of stock of the Company, unless the option price per share is at least 110 percent (110%) of the fair market value and such Grant by its terms is not exercisable after the expiration of five (5) years from the date such Grant is granted.

8.   PAYMENT OF GRANTS.

     The Committee shall determine the extent to which Grants other than ISOs and NSOs shall be payable in cash, shares of the Company's Common Stock or any combination thereof to a Participant. The Committee may determine that all or a portion of a payment to a Participant under the 1998 Plan, whether it is to be made in cash, shares of the Company's Common Stock or a combination thereof shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.

9. EXERCISE OF ISOs AND NSOs. The price for shares may be paid in any combination of cash, cashier's or certified check, personal check acceptable to the Company, or shares of the Company's Common Stock, including previously owned Common Stock.

10. RIGHTS OF SHAREHOLDERS. A Participant under the 1998 Plan shall have no rights as a holder of the Company's Common Stock with respect to Grants hereunder, unless and until certificates for shares of such stock are issued to the Participant.

11. ASSIGNMENT OR TRANSFER. Except as otherwise provided by the Committee, Grants under the 1998 Plan or any rights or interests therein shall not be assignable or transferable except by will or the laws of descent and distribution, or exercisable by anyone other than the Participant during his or her lifetime.

12. AGREEMENTS. All Grants granted under the 1998 Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the 1998 Plan) as the Committee shall adopt.

13.  COMPLIANCE WITH LEGAL REGULATIONS.

     a. The Committee may require each person purchasing shares pursuant to a stock option or other Grant under the 1998 Plan to represent to and agree with the Company in writing that the optionee or Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     b. All certificates for shares of stock or other securities delivered under the 1998 Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificate to make appropriate reference to such restrictions.

14.  WITHHOLDING TAXES.

     a. The Company shall have the right to deduct from all Grants hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such Grants.

     b. With respect to Grants paid by shares of the Company's Common Stock, the Company shall also have the right to require the payment (through withholding from the Participant's salary or otherwise) of any of the taxes referenced above in Section 14a. An appropriate number of shares of Common Stock may be withheld for such payment. If shares are used to satisfy tax withholding requirements, the value of such shares shall be based on the fair market value of the Common Stock on the date when the tax withholding is required to be made.

     c. The obligation of the Company to make delivery of Grants in cash or the Company's Common Stock shall be subject to currency or other restrictions imposed by any government.

15. NO RIGHTS TO GRANTS. No Participant or other person shall have any right to receive a Grant under the 1998 Plan. Neither the 1998 Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries or shall interfere with or restrict in any way the rights of the Company, which are hereby reserved, to discharge the Participant at any time for any reason whatsoever, with or without good cause.

16. COST AND EXPENSES. The cost and expense of administering the 1998 Plan shall be borne by the Company and not charged to any Grant nor to any Participant receiving a Grant.

17. TERMINATION OR EXPIRATION OF GRANTS. If any Grant under the 1998 Plan terminates or expires, the shares allocable to the unexercised portion of the Grant will be available for purposes of the 1998 Plan. In certain circumstances where a Participant uses stock to exercise a Grant, only the net shares issued to the Participant are counted against the number of shares issued under the 1998 Plan. Certain stock issuances which are later forfeited by the Participant do not count as grants under the 1998 Plan.

18.  TERMINATION OF EMPLOYMENT.

     a. (i) In the event a Participant's employment with the Company is terminated, whether voluntarily or otherwise, but not by reason of death, disability or retirement, each prior unexpired or uncancelled Grant, to the extent exercisable as of the date of such termination of employment or service, shall terminate thirty (30) days after the Participant's date of termination or as determined by the Committee.

          (ii) Notwithstanding the foregoing, if a Participant's employment or service as a Non-Employee Director of the Company is terminated for Cause (as defined below), each unexpired or uncancelled Grant, to the extent not previously exercised by him or her, shall terminate immediately.

     b. The term "Cause" is defined as: (i) the commission by a Participant of any act or omission that would constitute a felony under federal, state or equivalent foreign law, (ii) fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of any fiduciary duty to the Company.

     c. In the event a Participant terminates his or her employment with the Company as a result of death, disability, or retirement, the Committee shall have the discretion to extend the period of exercisability of each previously granted and unexpired or uncancelled Grant in accordance with applicable statutes, rules and regulations and to preserve ISO treatment, where necessary, unless the termination date specified in the Grant occurs earlier. The Committee shall also have discretion to determine whether such Grant(s) shall become immediately exercisable in full.

19. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of the Company's Common Stock by reason of any split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the 1998 Plan and the Grants thereunder as the Committee determines are necessary or appropriate. If necessary, the Committee may make any adjustments in the maximum number of shares referred to in Section 3, in the number and option price of shares subject to outstanding options, in the number and purchase price of shares subject to outstanding stock purchase rights, and in the number of shares subject to other Grants granted under the 1998 Plan. Such adjustment shall be conclusive and binding for all purposes of the 1998 Plan.

20.  AMENDMENTS AND TERMINATIONS.

     a. Amendments. The Committee may terminate or amend the 1998 Plan in whole or in part at any time, but no such action shall adversely affect any rights or obligations with respect to any Grants theretofore made under the 1998 Plan nor change the limitations as to Non-Employee Directors as set forth in Section 6 hereof.

          Unless the holders of at least a majority of the outstanding shares of the Common Stock, present or represented, and entitled to vote at a meeting of Shareholders shall have first approved thereof, no amendment of the 1998 Plan shall be effective which would (i) increase the maximum number of shares referred to in Section 3 of the 1998 Plan; (ii) extend the maximum period during which ISO Grants may be granted under the 1998 Plan, or (iii) reduce the price per share at which ISO Options may be offered under the 1998 Plan below
          100 percent (100%) of the fair market value on the date of Grant.
          For purposes of this Section 20a, subject to adjustment as provided in Section 19, any (1) cancellation and reissuance or (2) repricing of any Grants made under the 1998 Plan at a new option price as provided in the 1998 Plan's rules relating to stock options and Stock Appreciation Rights shall not constitute an amendment of this 1998 Plan.

          With the consent of the Participant affected, the Committee or the Board of Directors, where applicable, may amend outstanding agreements evidencing Grants under the 1998 Plan in a manner not inconsistent with the terms of the 1998 Plan.

     b. Termination. Unless the 1998 Plan shall heretofore have been terminated as above provided, the 1998 Plan shall terminate on and no Grants shall be granted after April 20, 2008. Any Grants outstanding under the 1998 Plan at the time of the termination of the 1998 Plan shall remain in effect until such Grant shall have been exercised or shall have expired according to its terms.

21. GOVERNING LAWS. The validity and construction of the 1998 Plan and any agreements entered into thereunder shall be governed by the laws of the State of Wisconsin.

22. COMPLIANCE WITH APPLICABLE LAWS. The Committee will comply with all applicable laws, rules and regulations including the Internal Revenue Code of 1986, as amended (the"Code") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provisions or other regulatory requirements. To the extent required, the 1998 Plan is designed to comply with Section 162(m) of the Code to qualify future performance based compensation and to qualify under Section 16 of the Exchange Act. To the extent any provision of the 1998 Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.